                                     Exhibit 3.2

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                               WOLVERINE ENERGY, L.L.C.

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                                 Operating Agreement
                                          of
                               Wolverine Energy, L.L.C.
                                  (Manager Managed)


Manager:  George H. Arbaugh, Jr.                        Date:  November 8, 1995



                                 Table of Contents
Article 1   Management                                                       1
     1.1    AUTHORITY OF MANAGER                                             1
     1.2    APPOINTMENT                                                      2
     1.3    REMOVAL                                                          2
     1.4    RESIGNATION                                                      2
     1.5    STATUS AS MEMBER                                                 2
     1.6    COMPENSATION                                                     2
     1.7    STANDARD OF CARE                                                 2
     1.8    LIMITED LIABILITY                                                2
     1.9    MANAGER NOT FULL-TIME                                            3
     1.10   OTHER BUSINESS INTERESTS                                         3
     1.11   RELIANCE                                                         3

Article 2   Members                                                          3
     2.1    INITIAL MEMBERS                                                  3
     2.2    ADDITIONAL MEMBERS                                               3
     2.3    LIMITED LIABILITY                                                3
     2.4    PRIORITIES                                                       3
     2.5    WAIVER OF ACTION FOR PARTITION                                   3

Article 3   Restriction on Transfer of Membership                            4
     3.1    RESTRICTION ON TRANSFER                                          4
     3.2    EXCEPTIONS                                                       4
     3.3    DEATH OF A MEMBER                                                4
     3.4    CALL OPTION                                                      5
     3.5    RIGHTS OF ASSIGNEE                                               5
     3.6    ADMISSION OF A SUBSTITUTE MANAGER                                5
     3.7    TAXABLE TERMINATION/SECURITIES VIOLATION                         6

Article 4   Restrictions on Withdrawal of Members                            6
     4.1    WITHDRAWAL OF A MEMBER                                           6
     4.2    WRONGFUL WITHDRAWAL                                              6

Article 5   Voting Rights                                                    6
     5.1    VOTING RIGHTS OF MEMBERS                                         6
     5.2    CONSENT REQUIRED                                                 7
     5.3    ARBITRATION                                                      7


Article 6   Meetings                                                         7
     6.1    CALL OF MEETING                                                  7
     6.2    NOTICE OF MEETING                                                7
     6.3    MAILING OF NOTICE                                                8
     6.4    WAIVER OF NOTICE                                                 8
     6.5    PROXIES                                                          8
     6.6    PARTICIPATION IN MEETINGS                                        8
     6.7    OTHER MATTERS                                                    8
     6.8    ACTION WITHOUT A MEETING                                         8

Article 7   Capital Contributions                                            8
     7.1    INITIAL CAPITAL CONTRIBUTIONS                                    8
     7.2    PERCENTAGE INTEREST                                              8
     7.3    WITHDRAWAL AND RETURN OF CAPITAL                                 8
     7.4    CAPITAL ACCOUNTS                                                 9
     7.5    ADDITIONAL CONTRIBUTIONS TO CAPITAL                              9
     7.6    CAPITAL CONTRIBUTION OTHER THAN CASH                             9
     7.7    INTEREST ON CAPITAL                                              9
     7.8    COMPLIANCE WITH IRC 704(b)                                       9

Article 8   Allocations                                                     10
     8.1    ALLOCATION OF PROFITS AND LOSS                                  10
     8.2    COMPANY MINIMUM GAIN CHARGEBACK                                 10
     8.3    MEMBERS MINIMUM GAIN CHARGEBACK                                 10
     8.4    QUALIFIED INCOME OFFSET                                         10
     8.5    DISTRIBUTIONS                                                   10
     8.6    LIQUIDATION                                                     10
     8.7    DISTRIBUTIONS OF ASSETS IN KIND                                 10
     8.8    COMPLIANCE WITH SUBCHAPTER K                                    11

Article 9   Indemnification                                                 11
     9.1    INDEMNIFICATION OF MANAGER                                      11
     9.2    INDEMNIFICATION OF EMPLOYEES AND AGENTS                         11

Article 10  Dissolution and Winding Up                                      11
     10.1   DISSOLUTION OF THE COMPANY                                      11
     10.2   WINDING UP AND DISTRIBUTION                                     12
     10.3   SOURCE OF RETURN OF CAPITAL                                     12

Article 11  Books and Records                                               12
     11.1   RECORDS KEPT                                                    12
     11.2   RIGHT TO INFORMATION                                            13
     11.3   TAX INFORMATION                                                 13

Article 12  General                                                         13
     12.1   PROPER NOTICES                                                  13
     12.2   APPLICABLE LAW                                                  13
     12.3   INTEGRATION                                                     13
     12.4   AMENDMENTS                                                      13
     12.5   SEVERABILITY                                                    13
     12.6   BENEFIT                                                         13
     12.7   CAPTIONS                                                        14



     12.8   COUNTERPART                                                     14
     12.9   RIGHTS AND REMEDIES                                             14
     12.10  CREDITORS                                                       14
     12.11  TAX TREATMENT                                                   14

     Pursuant to the Michigan Limited Liability Company Act, 1993 PA 23 (the "Act"), WOLVERINE ENERGY, L.L.C. ("Company"), and GEORGE H. ARBAUGH, JR. and LAURA JO ARBAUGH ("Members") enter into this Operating Agreement ("Agreement") on November 8, 1995.

     The parties agree as follows:


                                     ARTICLE 1

                                     MANAGEMENT

     1.1 AUTHORITY OF MANAGER. The business and affairs of the Company shall be managed solely by the Manager. The Manager has the authority to:

          (a)    Effectuate this Operating Agreement;

          (b)    Direct and supervise the operation of the Company;

          (c) Establish the charges for services and products of the Company as necessary to provide adequate income for the efficient operation of the Company;

          (d) Hire and dismiss all personnel and regulate the terms and conditions of work;

          (e) Oversee the preparation of all financial reports of the Company, and assure that all Company records are properly maintained;

          (f) Acquire any real or personal property and execute, on the Company's behalf, all documents necessary to acquire and perfect title in the Company's assets;

          (g) Sell, lease, exchange, or otherwise dispose of the assets of the Company, subject to the right of the Members to authorize the sale of all or substantially all of the Company's assets;

          (h)    Enter into and terminate agreements on behalf of the Company;

          (i) Borrow money from banks and other lenders, and issue notes, debentures and other debt securities and mortgage, pledge, or encumber the Company's assets to secure any borrowings on the Company's behalf;

          (j) Establish appropriate depository accounts and determine the authorized signatories for those accounts;

          (k) Institute, defend and settle litigation or arbitrations and settle any disputed claims on the Company's behalf;

          (l) Employ on the Company's behalf accountants, attorneys, brokers, engineers, escrow agents and others and terminate their employment;

          (m) Purchase on the Company's behalf liability, casualty, fire and other insurance as appropriate to protect the Company's assets, employees, Members and Manager;

          (n) Make, revise, or revoke any available allocation, consent or election affecting any tax; and

          (o) Perform any other acts necessary or appropriate for management of the Company's business.

     1.2 APPOINTMENT. The initial Members appoint George H. Arbaugh, Jr., to serve as Manager of the Company. At the time a Manager resigns, that Manager may appoint a successor Manager. If at any time there is not a Manager of the Company, the Members shall elect a new Manager.

     1.3 REMOVAL. A Manager may be removed by the Members only for cause. Removal for cause shall be at a meeting called expressly for that purpose. The Manager proposed for removal shall have reasonable advance notice of the allegations offered in support of removal, and shall have an opportunity to be heard at the meeting.

     1.4  RESIGNATION.   A Manager may resign upon sixty (60) days written
notice to the Members.

     1.5 STATUS AS MEMBER. A Manager who is also a Member shall continue as a Member upon resignation or removal as a Manager. A Manager is not required to be a Member.

     1.6 COMPENSATION. A Manager shall receive reasonable compensation from the Company for services provided as a Manager.

     1.7 STANDARD OF CARE. A Manager shall discharge the Manager's duties as a manager in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Manager reasonably believes to be in the best interests of the Company.

     1.8 LIMITED LIABILITY. A Manager is not liable for the acts, debts or obligations of the Company. The Manager is not liable to the Company or the Members for any action taken as a Manager or any failure to take any action if the Manager performs the duties of office in compliance with Section 1.7.

     1.9 MANAGER NOT FULL-TIME. A Manager is not required to manage the Company as the Manager's sole and exclusive function.

     1.10 OTHER BUSINESS INTERESTS. A Manager may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in other investments or activities of a Manager or to the income or proceeds from those investments or activities. A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

     1.11 RELIANCE. The Manager may rely on information, opinions, reports or statements, including, but not limited to, financial statements or other financial data, if prepared or presented by: (a) a Member or employee of the Company whom the Manager believes to be competent and reliable in the matter presented; or (b) legal counsel, public accountants, engineers or other persons as to matters the Manager reasonably believes are within the person's professional or expert competence.


                                     ARTICLE 2

                                      MEMBERS

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     2.1  INITIAL MEMBERS.  The initial Members are listed on the first page of this Agreement.

     2.2 ADDITIONAL MEMBERS. Additional Members may be admitted only if: (a) all the existing Members unanimously consent in writing; (b) the additional Member agrees to be bound by the terms and conditions of this Agreement; and (c) the additional Member makes the required contribution to capital as determined by the existing Members. The additional Member is considered to be a Member upon signing a counterpart of this Agreement.

     2.3 LIMITED LIABILITY. A Member is not liable for the acts, debts or obligations of the Company.

     2.4  PRIORITIES.  No Member shall have priority over any other Member.

     2.5 WAIVER OF ACTION FOR PARTITION. Each Member irrevocably waives, during the term of the Company and during the period of its liquidation following dissolution, any right to maintain an action for partition of the Company's assets.


                                     ARTICLE 3

                        RESTRICTION ON TRANSFER OF MEMBERSHIP

     3.1 RESTRICTION ON TRANSFER. A membership interest, as defined in Section 506 of the Act, may not be pledged, sold or otherwise transferred by operation of law or other means, without the written consent or ratification of the remaining Members holding a majority of the Percentage Interest in the Company. Any attempted disposition of a membership interest in violation of this Article is void.

     3.2 EXCEPTIONS. The restrictions in Section 3.1 do not apply to the following transfers:
          (a) A transfer by will or by intestate succession on the death of a Member;

          (b) A voluntary transfer by a Member to a revocable living trust established by that Member;

          (c)    A transfer between Members; and

          (d) Any pledge of a membership interest to secure a loan from the Company.

          Any membership interest owned by a revocable living trust shall be considered to be owned by the Member who established the living trust until that Member's death.

     3.3 DEATH OF A MEMBER. Upon the death of a Member, the personal representative of the deceased Member's estate (or the trustee of a living trust established by the Member if the membership has been transferred to the trust) shall sell and the Company shall buy the deceased Member's interest in the Company.

          (a) The closing on the purchase and sale of the deceased Member's interest shall take place within 90 days of the deceased Member's date of death or within 10 days after the Company's receipt of insurance proceeds purchased to fund this purchase, whichever is later.

          (b) Each year, the Members shall agree on the fair market value of the Company, and the value shall be endorsed on Schedule B of this Agreement. The fair market value shall be established within one hundred and twenty days
(120) after receipt of Company's annual financial statements. The purchase price shall be the value of the Company multiplied by the Member's Percentage

Interest being transferred to the Company.

          (c)    The purchase price shall be paid as follows:

                 (i) The greater of 20% of the purchase price or the amount of any insurance paid to the Company as a result of the deceased Member's death, but not more than the purchase price, shall be paid in cash or by certified or cashier's check at closing; and

                 (ii) The balance shall be paid by executing a promissory note payable to the personal representative or trustee in 60 equal monthly payments of principal and interest. Interest shall accrue from the date of closing at the prime rate as published in the Wall Street Journal on the date of closing and as adjusted annually on the anniversary date of the promissory note. The first payment shall be due one month from the date of closing. The promissory note shall be subordinate to all the Company's indebtedness incurred prior to the deceased Member's death to banks or other lending institutions and shall include any renewals, extensions or modifications of those debts. The promissory note may be prepaid without penalty.

          (d) A personal representative's interest in the Company is that of an assignee under Section 3.5.

     3.4 CALL OPTION. In the event a Member attempts to transfer a membership interest in violation of this Agreement, the Company may redeem that Member's membership interest. This option may be exercised by giving the Member whose interest is to be redeemed written notice of the exercise of the option.

          (a) The purchase price for the interest shall be sixty percent (60 %) of the balance in the transferring Member's Capital Account as of the last day of Company's most recently ended tax year.

          (b) Closing shall take place within sixty (60) days after notice of the exercise of the option is given;

          (c)    The purchase price shall be paid as follows:

                 (i) Twenty percent (20%) of the purchase price shall be paid by cashier's check or by certified check or by wire transfer at closing; and

                 (ii) The balance of the purchase price according to the terms of a promissory note from the Company providing for payment of principal and interest in equal monthly installments amortized over a period of ten (10) years and payable in full at the end of ten (10) years. Interest shall accrue from the date of closing at the prime rate as published in the Wall Street Journal on the date of closing and as adjusted annually on the anniversary date of the promissory note. The promissory note shall be subordinate to all the Company's indebtedness to banks or other lending institutions and shall include any renewals, extensions or modifications of those debts. The promissory note may be prepaid without penalty.

     3.5 RIGHTS OF ASSIGNEE. Subject to the other provisions of this Article, a Member may assign the Member's membership interest in the Company in whole or in part. The assignment of a membership interest does not entitle the assignee to participate in the management and affairs of the Company or to become a Member. An assignee is entitled to receive, to the extent assigned, the distributions to which the assigning Member would otherwise be entitled.

     3.6 ADMISSION OF A SUBSTITUTE MEMBER. An assignee of a membership interest is admitted as a substitute Member, having all the rights and powers of the assigning Member only if: (a) the other Members unanimously consent in writing; and (b) the assignee agrees to be bound by the terms and conditions of this Agreement, An assignee will be considered to be a substitute Member upon signing a counterpart of this Agreement.

     3.7 TAXABLE TERMINATION/SECURITIES VIOLATION. No Member shall transfer or dispose of a membership interest if the disposition: (a) would cause a termination of the Company under the Internal Revenue Code of 1986 as amended ("IRC"); or (b) would not comply with an applicable state and federal securities laws and regulations.


                                     ARTICLE 4

                       RESTRICTIONS ON WITHDRAWAL OF MEMBERS

     4.1 WITHDRAWAL OF A MEMBER. Except as required by law, a Member may withdraw only if the written consent or ratification of the remaining Members holding a majority of the Percentage Interest in the Company has been given to the withdrawal.

     4.2 WRONGFUL WITHDRAWAL. A Member who withdraws from the Company in violation of this Agreement shall not be entitled to any further distributions and shall be liable to the Company for all damages caused by the wrongful withdrawal. The Company may offset part or all of the damages against amounts to which the former Member is otherwise entitled. The Company may redeem the Member's membership interest for the purchase price and upon the terms specified in Section 3.4.


                                     ARTICLE 5

                                   VOTING RIGHTS

     5.1 VOTING RIGHTS OF MEMBERS. Each Member is entitled to vote in proportion to the Member's Percentage Interest in the Company on each of the following matters:

          (a)    To dissolve the Company;

          (b) To approve the merger of the Company into another limited liability company;

          (c) To approve the sale, exchange, lease or other transfer of all or substantially all of the Company assets, other than in the ordinary course of business;

          (d)    To amend the Articles of Organization or this Agreement;

          (e)    To select or remove a Manager;

          (f) To approve any transaction involving an actual or potential conflict of interest between a Manager and the Company, including compensation of a Manager;

          (g)    To approve the voluntary withdrawal of a Member;

          (h)    To approve the admission of a successor or additional Member;

          (i)    To continue the Company after an event causing dissolution;
and

          (j)    To indemnify a Manager, employee or agent of the Company.

     5.2  CONSENT REQUIRED.

          (a) The unanimous vote or written consent of all of the Members is required to admit an additional or substitute Member, to dissolve and liquidate the Company or to amend this Agreement respecting interests in net income and net losses, interests in capital of the Company, rights on dissolution, rights of allocation and distribution, the increase in liability of any Member, or this Section.

          (b) The vote of Members holding a majority of the Members' Percentage Interests is required for all other actions of the Members.

     5.3 ARBITRATION. If there is a tie vote among the Members, any Member may make a written demand for arbitration under this Section. The parties shall attempt to agree on the selection of a single arbitrator to be hired for the purpose of breaking the tie, and whose determination is binding on all parties. If the parties are unable to agree on the selection of an arbitrator within 15 days after the demand, any party may demand that the tie be broken under the commercial arbitration rules of the American Arbitration Association. The arbitration award is enforceable as a judgment of any court having proper jurisdiction. The costs of arbitration shall be paid by the Company. Each party shall bear that party's own legal expenses.


                                     ARTICLE 6

                                      MEETINGS

     6.1 CALL OF MEETING. The Manager, or Members holding at least fifty percent (50 %) of the Percentage Interests may call a meeting.

     6.2  NOTICE OF MEETING.  At least ten (10) days, but no more than sixty
(60) days, prior to the date fixed for a meeting of the Members, written notice of the time, place and purposes of the meeting shall be mailed, as provided below, transmitted by facsimile, personally delivered or delivered by a commercial delivery service to each Member. The business to be conducted at the meeting is limited to those matters specified in the notice.

     6.3 MAILING OF NOTICE. Notice is served when deposited in the United States mail, postage paid, addressed to the Member at the Member's last address appearing in the Company's records.

     6.4 WAIVER OF NOTICE. A Member may waive notice of a meeting by facsimile or other writing. The waiver may be given to the Company before, at, or after the meeting. A Member who attends the meeting in person or by proxy has waived notice of the meeting unless, at the commencement of the meeting, the Member states an objection on the basis that the meeting is not lawfully called or convened.

     6.5 PROXIES. A Member may vote by proxy executed in writing by the Member. The proxy shall be filed with the Company before or at the time of the meeting. A proxy shall not be valid after three months from the date of execution, unless otherwise provided in the proxy.

     6.6 PARTICIPATION IN MEETINGS. Members may participate in a meeting by a conference telephone or similar communication equipment. All participants must be able to hear each other, and shall be advised of the communication equipment. The names of the participants in the conference shall be divulged to all participants. Participation in a meeting pursuant to this procedure shall constitute presence in person at the meeting.

     6.7 OTHER MATTERS. At a meeting of the Members, all matters that are not covered by this Agreement shall be governed by the most recent edition of Roberts Rules of Order.

     6.8 ACTION WITHOUT A MEETING. Any action by Members may be taken without a meeting and without prior notice if written consent to the action is signed by Members having the requisite Percentage Interests. The Company shall give prompt notice to all non-consenting Members of any action taken without a meeting by less than unanimous written consent.


                                     ARTICLE 7

                               CAPITAL CONTRIBUTIONS

     7.1 INITIAL CAPITAL CONTRIBUTIONS. The value of the capital contributions of the Members, the percentage interest ("Percentage Interest") of each Member in the total capital of the Company and the total capital of the Company are set out in Schedule A, which shall be amended to reflect additional capital contributions.

     7.2 PERCENTAGE INTEREST. A Member's Percentage Interest is equal to the Member's proportionate share of the total capital of the Company.

     7.3 WITHDRAWAL AND RETURN OF CAPITAL. Except as provided in this Agreement, no Member may withdraw any portion of the Member's capital contribution or be entitled to a return of the Member's capital contribution. No Member shall have any personal liability for the repayment of the capital contribution of any other Member.

     7.4 CAPITAL ACCOUNTS. The Company shall establish and maintain a capital account for each Member ("Capital Account"). Each Capital Account shall be: (a) increased by (i) the amount of any cash or the fair market value of any property contributed by the Member (net of any liabilities secured by the property which the Company assumes or takes subject to under IRC Section 752); and (ii) the Member's share of net profits and of any separately allocated items of income or gain adjusted in accordance with Reg Section 1.704-1(b)(2)(iv)(g); and (b) decreased by (i) any cash or the fair market value of any property distributed to the Member (net of any liabilities secured by the property which the Member assumes or takes subject to under IRC Section 752); and (ii) the Member's share of net losses and of any separately allocated items of deduction or loss, adjusted in accordance with Reg Section 1.704-1(b)(2)(iv)(g). Allocation of items of income, gain, deduction or loss shall reflect the difference between the book value and tax cost basis of assets contributed by the Members.

     7.5 ADDITIONAL CONTRIBUTIONS TO CAPITAL. Any Member may at any time, with the unanimous written consent of the Members, make additional contributions to the capital of the Company. The Manager may request additional contributions to capital from the Members in proportion to their Percentage Interests. If any Member fails to contribute additional capital, then the other Member(s) may contribute the additional capital not paid in by the refusing Member and shall receive an increase in the proportionate share of the ownership or interest in the entire Company in direct proportion to the additional capital contributed. If more than one Member wishes to contribute the additional capital not paid by the refusing Member, each Member shall be permitted to contribute a pro rata share.

     7.6 CAPITAL CONTRIBUTION OTHER THAN CASH. No Member may make a contribution of property other than cash without the consent of the Manager. Contributed property shall be valued by the Company as of the date of its contribution.

     7.7 INTEREST ON CAPITAL. No interest shall be paid on any capital contribution.

     7.8 COMPLIANCE WITH IRC SECTION 704(b). The provisions of this Article which relate to the maintenance of Capital Accounts are intended and, if necessary, shall be modified to cause the allocations of profits, losses, income, gain and credit pursuant to Article 8 to have substantial economic effect under IRC Section 704(b) and the regulations promulgated under it. This Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member to make a capital contribution in excess of the initial contribution.


                                     ARTICLE 8

                           ALLOCATIONS AND DISTRIBUTIONS

     8.1  ALLOCATION OF PROFITS AND LOSS.  Except as may be required by IRC
Section 704(c) and Sections 8.2, 8.3 and 8.4, profits and losses shall be allocated among the Members in proportion to their Percentage Interests.

     8.2 COMPANY MINIMUM GAIN CHARGEBACK. If there is a net decrease in Company minimum gain for a taxable year as determined under Reg Section 1.704-2(d), each Member must be allocated items of income and gain for that taxable year equal to that Member's share of the net decrease in Company minimum gain. This provision is intended to be a minimum gain chargeback within the meaning of Reg Section 1.704-2(b) and shall be interpreted and applied consistently with the regulations.

     8.3 MEMBERS MINIMUM GAIN CHARGEBACK. If during a taxable year there is a net decrease in member nonrecourse debt, any Member with a share of that member nonrecourse debt minimum gain (determined under Reg Section 1.704-2(i)(5)) as of the beginning of that taxable year must be allocated items of income and gain for that taxable year (and, if necessary, for succeeding taxable years) equal to that Member's share of the net decrease in the member nonrecourse debt minimum gain.

     8.4 QUALIFIED INCOME OFFSET. If any Member unexpectedly receives an adjustment, allocation or distribution described in Reg Section
1.704-1(b)(2)(ii)(d)(4), (5), or (6), that Member will be allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the regulations, the Member's Capital Account deficit.

     8.5 DISTRIBUTIONS. The Manager may, in the Manager's sole discretion, make distributions to the Members, unless after giving effect to the distribution: (a) the Company would not be able to pay its debts as they become due in the usual course of business; or (b) the Company's assets are less than its total liabilities. The Manager may base a determination that the distribution is permissible on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances, on a fair valuation or any other method that is reasonable. Except as otherwise stated in this Agreement, all distributions shall be made in proportion to the Members' Percentage Interests.

     8.6 LIQUIDATION. All distributions in liquidation of the Company or of any Member's interest in the Company shall be in an amount equal to the positive balance in the Member's Capital Account as determined after all adjustments required by Treasury Regulation Section 1.704-1.

     8.7 DISTRIBUTIONS OF ASSETS IN KIND. With respect to distributions made under this Article, the

Company may distribute assets in kind. The valuation of Company property shall be determined by the Manager unless any Member requests in writing that an independent appraisal be made. If an appraisal is requested, the Manager shall select the appraiser. The Company shall pay the cost of the appraisal. The valuation shall be determined by the appraisal.

     8.8 COMPLIANCE WITH SUBCHAPTER K. The provisions of this Article which relate to allocations of tax items to Members are intended and, if necessary, shall be modified to conform to the provisions of the Internal Revenue Code and the Treasury Regulations which apply to PARTNERS AND PARTNERSHIPS.


                                     ARTICLE 9

                                  INDEMNIFICATION

     9.1 INDEMNIFICATION OF MANAGER. The Company shall indemnify a Manager for all costs, losses, liabilities and damages paid or accrued by the Manager in connection with the business of the Company, to the fullest extent allowed by law.

     9.2 INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Company may, in the discretion of the Manager, indemnify an employee or other agent of the Company for all costs, losses, liabilities and damages paid or accrued by the employee or agent in connection with the business of the Company, to the fullest extent allowed by law.


                                     ARTICLE 10

                             DISSOLUTION AND WINDING UP

     10.1 DISSOLUTION OF THE COMPANY. The Company is dissolved upon the first to occur of the following:

     (a) The expiration of the term stated in Article III of the Articles of Organization;

     (b)    Unanimous consent of all Members to dissolve and liquidate;

     (c) The date on which the Company is dissolved by operation of law or judicial decree;

     (d) The date on which a Member dies, withdraws, dissolves or is declared bankrupt, unless within 90 days after the event, the remaining Members holding a majority of the remaining Percentage Interest consent: (i) to continue the Company's business; and (ii) if required by the Act or this Agreement, to admit one or more additional Members; or

     (e) The date on which all or substantially all of the assets of the Company are sold or otherwise disposed of.

     10.2   WINDING UP AND DISTRIBUTION.

     (a) Upon the dissolution of the Company, the Manager shall within a reasonable period of time wind up the business and affairs of the Company and file the appropriate notice of dissolution. While winding up the Company affairs, the Manager shall continue to exercise all of the powers granted in this Agreement.

     (b) In connection with the winding up, the Company's assets shall be disposed of in the following order of priority:

            (i) To pay the debts and liabilities of the Company and the expenses of winding up;

            (ii) To set up any reserve (to be held in a special interest bearing account) which the Manager deems reasonably necessary to meet the Company's obligations provided that the balance of the reserve remaining after payment of those obligations shall be distributed under section (iii);

            (iii) The balance of the assets, if any, shall be distributed to the Members in proportion to their Percentage Interests.

     10.3 SOURCE OF RETURN OF CAPITAL. Upon dissolution, a Member may look solely to the assets of the Company for the return of the Member's capital contribution, and is entitled only to a cash distribution in return for the Member's capital contribution, unless otherwise allowed by the Manager, in the Manager's sole discretion. If the Company's assets remaining after the payment or discharge of the Company's obligations are insufficient to return the Member's capital contribution, the Member has no recourse against the Manager, the Company or any other Member.


                                     ARTICLE 11

                                 BOOKS AND RECORDS

     11.1 RECORDS KEPT. The Manager shall maintain at the Company's registered office, the following records:

     (a) A current fist of the full name and last known address of each Member and Manager;

     (b)    A copy of the Articles of Organization and any amendments;

     (c) Copies of the Company's federal, state and local tax returns and reports for the three most recent years;

     (d) Copies of any financial statements of the Company for the three most recent years;

     (e)    Copies of all operating agreements and amendments; and

     (f) Copies of records that would enable a Member to determine each Member's share of the Company's distributions and each Member's voting rights.

     11.2 RIGHT TO INFORMATION. Upon reasonable written request and during ordinary business hours, a Member or a Member's designated representative may inspect and copy, at the Member's expense, any of the Company's records described in Section 11.1. Upon written request of a Member, the Company shall mail to the Member a copy of the Company's most recent annual financial statement and of its most recent federal, state and local income tax returns and reports.

     11.3 TAX INFORMATION. Information relating to the Company that is reasonably necessary for the preparation of the Members' Federal income tax returns shall be prepared at Company expense and distributed to the Members within seventy-five (75) days after the end of each fiscal year of the Company.


                                     ARTICLE 12

                                      GENERAL

     12.1 PROPER NOTICES. All notices and other communications required or permitted under this Agreement shall be deemed to have been given if mailed, postage paid, transmitted by facsimile, personally delivered or delivered by a commercial delivery service, to the address listed on Schedule A, or to any other address of which the party has given written notice.

     12.2 APPLICABLE LAW. The validity, construction and performance of this Agreement shall be governed by the laws of Michigan.

     12.3 INTEGRATION. This Agreement is the entire agreement between the parties as to its subject matter.

     12.4 AMENDMENTS. Any amendment, modification or waiver of this Agreement must be in writing and signed by the requisite number of Members.

     12.5 SEVERABILITY. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be unenforceable, this Agreement stall continue in full force and effect without the provision.

     12.6 BENEFIT. This Agreement is binding upon and inures to the benefit of the parties and their personal representatives, successors and permitted assigns.

     12.7 CAPTIONS. Captions contained in this Agreement are for reference and in no way define, limit or extend the Agreement or the intent of any of its provisions.

     12.8 COUNTERPART. This Agreement may be executed in counterparts, each of which is enforceable against the party executing it. All of the counterparts shall constitute one instrument.

     12.9 RIGHTS AND REMEDIES. The rights and remedies provided by this Agreement are cumulative.

     12.10 CREDITORS. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or the creditor of any Member.

     12.11 TAX TREATMENT. It is expected that the Internal Revenue Service will issue a ruling in the near future which may necessitate an amendment to the Agreement. The Members agree to amend this Agreement to the extent necessary to obtain: (a) limited liability for the Members pursuant to the Act; and (b) Federal income tax treatment as a partnership pursuant to the Code.

     The parties executed this Agreement on the date stated on the first page.

WOLVERINE ENERGY, L.L.C.                MEMBERS




By:  /s/ George H.  Arbaugh, Jr.                  /s/ George H.  Arbaugh, Jr.
     ---------------------------                  ---------------------------
     George H. Arbaugh, Jr.                  George H.  Arbaugh, Jr.



                                             /s/ Laura Jo Arbaugh
                                             --------------------
                                             Laura Jo Arbaugh

                                     SCHEDULE A
                     LIST OF MEMBERS AND CAPITAL CONTRIBUTIONS

Name and Address                   Capital Contribution     Percentage Interest
----------------                   --------------------     --------------------

GEORGE H. ARBAUGH, JR.                   $990                             99%
1415 Meadowbrook
East Lansing, Michigan 48823

LAURA JO ARBAUGH                          $10                              1%
1415 Meadowbrook                          ---                              --
East Lansing, Michigan 48823


     TOTAL                             $1,000                            100%
                                       ------                            ----
                                       ------                            ----